Exhibit 10.14

April 25, 2011

Dear Bob,

On behalf of Angie’s List, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer. We all believe that you will be an outstanding fit and can assist us with the significant opportunity we have in front of us.

As compensation for your hard work, the Company will provide you a base salary of $275,000 per year with a target bonus of $100,000. The position will be based out of our Company’s Indianapolis headquarters. Your employment is contingent upon receipt of proof of eligibility to work in the United States. Although we certainly have the best intentions for each of us in this new venture together, we recognize that you retain the option, as does the Company, of terminating the employment relationship at any time, with or without reason or notice. As such, your employment with the Company is at-will, and neither this letter nor any other representations – whether written or oral – constitute an employment agreement for a specific term.

As a long-term incentive I am pleased to offer you a stock option grant equal to approximately 1% of the Company’s fully-diluted common stock as of the date hereof, with an exercise price equal to the fair market value of a share of the Company’s common stock, subject to approval by the Board of Directors of Angie’s List. The stock option grant will be memorialized in a separate stock option agreement, will vest annually over 4 years, will cliff vest on a change of control and will be subject to other terms and conditions contained in the stock option agreement.

In the event a “Change of Control” occurs during your employment with the Company and your employment is terminated, or your scope of responsibility or duties is reduced or otherwise diminished in any material respect in connection with the Change of Control, or your compensation is reduced by the Company in connection with the Change of Control, you will be entitled to be paid an amount equal to two years of your then base salary upon the occurrence of the Change of Control. For purposes of this offer letter, “Change of Control” means any of the following events: (i) the dissolution, liquidation, or sale of all or substantially all of the business, properties, and assets of the Company, (ii) any reorganization, merger, consolidation, sale, or exchange of securities in which the Company does not survive, (iii) any sale, reorganization, merger, consolidation, or exchange of securities in which the Company does survive and any of the Company’s shareholders have the opportunity to receive cash, securities of another corporation, partnership, or limited liability company and/or other property in exchange for their capital stock of the Company, or (iv) upon any acquisition by any person or group of beneficial ownership of more than 50% of the then outstanding shares.

As an employee of the Company, you will have the opportunity to participate in the following company-paid programs (under the terms of the applicable Plan documents): group medical, vision, dental, dependent child care flex spending, short-term disability insurance and group term life insurance plans effective the first day of the month following 30 days of full-time employment. We will cover 100% of your family’s medical insurance premiums under our base plan. You will also be eligible to participate in the Company’s 401(k) program beginning on July 1, 2012. These benefits will be described to you in detail after the start of your employment. I’ve also included a document which describes many of the

Angie’s List Indianapolis

1030 E. Washington Street | Indianapolis, IN 46202 | 317-297-LIST (5478) | Fax: 866-670-5478

AngiesList.com

benefits of working at the Company. In addition, you will be entitled to that number of days of vacation leave and sick leave per year that you determine is necessary in your reasonable discretion.

Thank you very much for your interest. We would really enjoy having you as part of the Angie’s List team

Sincerely,

/s/ Bill Oesterle
Bill Oesterle CEO

/s/ Robert R. Millard	Date	4/25/11
Accepted by Robert R. Millard

Angie’s List Indianapolis

1030 E. Washington Street | Indianapolis, IN 46202 | 317-297-LIST (5478) | Fax: 866-670-5478

AngiesList.com